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Exhibit 23.2

Consent of Independent Public Accountants

        We consent to the inclusion in the Prospectus of this Registration Statement on Form SB-2 of our report dated December 20, 2002 related to the consolidated financial statements of MDU Communications International, Inc. as of and for the year ended September 30, 2002, which report includes an explanatory paragraph concerning the Company's ability to continue as a going concern. We also consent to the related reference to our firm under the caption "Experts" in the Prospectus of this Registration Statement.

/s/ J.H. COHN LLP
J.H. Cohn LLP Roseland, New Jersey August 25, 2003

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Consent of Independent Public Accountants